Exhibit 10.1

Execution Version

AMERICAN PUBLIC EDUCATION, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of this 21st day of August, 2019 is to be effective as of the 23rd day of September, 2019 (the “Effective Date”), by and among American Public Education, Inc., a Delaware corporation (the “Company”) and Angela Selden (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, the Executive desires to accept such employment as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                  Employment. On the terms and conditions set forth in this Agreement, effective as of the Effective Date, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.                  Term. Unless sooner terminated as hereinafter set forth, the term of this Agreement shall commence on the Effective Date and shall end on March 31, 2023; provided, however, that this Agreement will automatically renew for additional one (1)-year periods (each a “Renewal Term”) on each anniversary thereafter unless the Company delivers to the Executive written notice of intent not to renew at least thirty (30) days prior to the expiration of the term or any Renewal Term. If this Agreement is renewed for one (1) or more Renewal Terms, such Renewal Term shall be on the basis stated herein. For the avoidance of doubt, and subject to the Good Reason provisions contained herein, the parties hereby acknowledge and agree that the Executive’s employment will not automatically terminate or end solely as a result of the expiration of the Agreement at the end of the term or any Renewal Term.

3.                  Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company, or in another position of equal or greater title, authority and responsibility, as assigned by the board of directors of the Company (the “Board”). In addition, for so long as the Executive serves as President and Chief Executive Officer of the Company and subject to the annual approval of the Nominating and Corporate Governance Committee of the Board in accordance with its duties and responsibilities, the Executive shall be nominated for election or re-election, as applicable, to the Board so long as she is eligible to be a member of the Board under applicable law or rules of the national securities exchange on which the Company’s common stock is then listed, if any. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company. The Executive shall not become a director of any entity without first obtaining the approval of the Board, which shall not be unreasonably withheld. Notwithstanding the above, the Executive has notified the Company in writing of certain outside activities that she is currently engaged in and the Company consents to her continued participation in such activities.

Execution Version

4.                  Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company, which the Company retains the right to change in its discretion, subject to the Good Reason provisions contained herein, or such other place as the Company and the Executive mutually agree.

5.                  Compensation.

a.                   Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $630,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Compensation Committee (the “Compensation Committee”) of the Board. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the payroll procedures of the Company.

b.                  Annual Bonus. The Executive and the Compensation Committee shall work collaboratively in a process to establish performance and “stretch” performance goals for each year. Based on that process, the Compensation Committee will establish performance goals to be used for a bonus of up to ninety percent (90%) of the Executive’s Base Salary for each year (the “Annual Bonus”), and the Compensation Committee will also establish certain “stretch” performance goals for each year to be used for an additional bonus of up to forty-five percent (45%) of the Executive’s Base Salary for each year. The Executive and the Compensation Committee shall work together so that the performance goals and “stretch” performance goals can be established by Compensation Committee by the forty-fifth day after the beginning of the year, but by no event later than the end of the first calendar quarter. The amount of the Annual Bonus and any additional “stretch” bonus attained for each year shall be determined by the Compensation Committee in its sole discretion taking into account the achievement of the performance and stretch performance goals. Any such bonus shall be paid by March 15 of the year following the year of performance and shall be paid in accordance with and subject to any policy of the Company on the payment of bonuses. Notwithstanding the foregoing, the Annual Bonus for calendar year 2019 shall be prorated for the portion of the calendar year in which Executive is employed, provided that the Annual Bonus for calendar year 2019 shall not be less than $200,000 and shall not exceed $300,000, provided further that if the Executive’s employment terminates within twelve (12) months of the Effective Date either by the Company with Cause or by the Executive without Good Reason, each as defined below, the Executive shall return to the Company the Annual Bonus for calendar year 2019 within five (5) business days of the termination of the Executive’s employment.

Execution Version

c.                   Signing Bonus. The Company shall pay, or cause to be paid, to the Executive, on each of the first regular payroll date after the Effective Date and the first regular payroll date after the first anniversary of the Effective Date, a lump sum cash bonus payment of $50,000 on each such date, provided, that if the Executive’s employment terminates within twelve (12) months of the date of payment of either of such bonus installments, either by the Company with Cause or by the Executive without Good Reason, each as defined below, the Executive shall return any such bonus paid in the prior twelve (12) months to the Company within five (5) business days of the termination of the Executive’s employment. In addition, in the event that Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or on account of Executive’s death or Disability prior to the first anniversary of the Effective Date, the Company will remain obligated to make the second $50,000 payment set forth above.

d.                  Equity Grants. In consideration of the commencement of Executive’s employment hereunder, Executive shall receive (i) a time-based restricted stock unit grant of shares of the common stock of the Company granted on the Effective Date, with the number of shares to be determined by dividing $1,400,000 by the average closing price of the Company’s common stock for the 60 days ending on the Effective Date, with vesting to occur in three equal installments on each of the first three anniversaries of the Effective Date, subject to Executive’s continued employment through each applicable vesting date; and (ii) a time-based stock option grant of shares of the common stock of the Company granted on the Effective Date, with an aggregate grant date fair value of $600,000 (based upon a Black-Scholes valuation) and an exercise price equal to the Fair Market Value, as defined in the Company’s 2017 Omnibus Incentive Plan, on the Effective Date, with vesting to occur in three equal installments on each of the first through third anniversaries of the Effective Date, subject to Executive’s continued employment through each applicable vesting date (each of (i) and (ii), the “Initial Equity Grants”). The Initial Equity Grants shall (i) be issued under the Company’s 2017 Omnibus Incentive Plan and (ii) be subject to the Company’s standard form of time-based restricted stock unit and option award agreements, copies of which have been provided to the Executive, provided, however, that the award agreements for the Initial Equity Grants will provide that, in the event that Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or on account of Executive’s death or Disability before the first anniversary of the Effective Date, all of the Initial Equity Grants that would have vested on the first anniversary of the Effective Date shall become fully vested. In addition, the Executive shall be eligible to receive future equity grants under the Company’s 2017 Omnibus Incentive Plan or other equity plans that are applicable to employees of the Company with annual salaries in excess of $150,000 (the “Senior Executive Group”). Notwithstanding anything in the award agreements for the Initial Equity Grants or any future equity grants to the contrary, in the event that Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason or on account of Executive’s death or Disability, Executive will become vested in a prorated portion of each of her then-unvested outstanding equity awards. For each unvested outstanding equity award, such prorated portion shall be calculated by multiplying the number of shares of common stock of the Company scheduled to vest at the vesting date immediately following Executive’s termination of employment by a fraction, the numerator of which is the number of days following the last vesting date (or the grant date if no portion of the award has vested) that Executive was employed and the denominator of which is the number of days from the last vesting date (or the grant date if no portion of the award has vested) to the date the next tranche of such outstanding equity award would have vested, rounded to the nearest whole share, subject, however, in the case of performance-vesting awards to the attainment of the applicable performance criteria.

Execution Version

e.                   Other Benefits. The Executive shall be entitled to receive such other benefits approved by the Compensation Committee and made generally available members of the Senior Executive Group. The Executive also shall be entitled to participate in such plans and to receive such other and additional bonuses, incentive compensation and fringe benefits as may be granted or established by the Company from time to time. Nothing contained in this Agreement shall prevent the Company from changing carriers or from effecting modifications in insurance coverage for the Executive.

f.                    Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies applicable to members of the Senior Executive Group, which shall be taken at a reasonable time or times.

g.                  Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold, or cause to be withheld, from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

6.                  Expenses. The Company shall reimburse, or cause to be reimbursed to, the Executive for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures in effect for members of the Senior Executive Group) in connection with the Executive’s services under this Agreement. The Executive shall account to the Company for expenses in accordance with policies and procedures established by the Company.

Execution Version

7.                  Relocation Expenses/Initial Hire. In calendar year 2020, the Company shall reimburse the Executive up to $75,000 in incurred expenses for Executive’s relocation to the vicinity of the Company’s headquarters, which expenses are limited to eligible expenses set forth in the Company’s relocation policy (which includes reasonable and customary meals during house hunting trips), subject to such exceptions as may be approved by the Compensation Committee, and are otherwise subject to the terms and conditions of such policy. In addition, all such reimbursed expenses must be repaid by the Executive to the Company on demand if within one (1) year of the Effective Date, the Executive’s employment terminates unless such termination was by the Company without Cause, by Executive for Good Reason or on account of death or Disability. In addition, for a period of not longer than one (1) year after the Effective Date, (i) to facilitate Executive’s presence and duties at Company locations, the Company shall reimburse the Executive for temporary lodging expenses in connection with the Executive’s work at Company locations, which amount may not exceed $8,000 per month, and (ii) the Company will reimburse the Executive the costs for round trip travel in economy class one time per week from the work location that the Executive was working in that week to the Executive’s current residence in Florida. The Executive acknowledges that the foregoing reimbursements will constitute taxable income.

8.                  Confidential Information.

a.                  Obligation of Confidentiality. The Executive covenants and agrees that the Executive will not ever, without the prior written consent of the Board or a person authorized by the Board or except as may be ordered by a court of competent jurisdiction, publish or disclose to any unaffiliated third party (other than in the Executive’s good faith conduct of her position and duties with the Company and on behalf of the Company or its affiliates) or use for the Executive’s personal benefit or advantage any confidential information with respect to the Company’s or its affiliates’ past, present, or planned business, including but not limited to all information and materials related to any Company or its affiliates’ business, business plan, product, service, procedure, method, technique, technology, research, strategy, plan, customer or supplier information, customer or supplier list, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or its affiliates or which the Executive may possess or have under her control, that is not generally known (except for unauthorized disclosures) to the public or within the industries in which the Company or its affiliates do business.

Execution Version

b.                  Reasonable Restrictions. The Executive acknowledges that the restrictions contained in Section 8(a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 8(a) hereof, the Company or its affiliates shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach, including, without limitation, recovery of damages from the Executive.

c.                   Return of Materials. The Executive shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, all confidential materials, memoranda, notes, records, reports and other documents and materials (and all copies thereof), in whatever form or medium, that contain any of the foregoing, including but not limited to computer data, files, software, and hardware, relating to the Company’s or its affiliates’ respective businesses that the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or its affiliates or which the Executive may then possess or have under her control.

9.                  Non-Competition.

a.                   Non-Competition. The Executive covenants and agrees that, during the Executive’s employment and for a period of twenty-four (24) months thereafter (to the extent permitted by law), the Executive will not at any time, in the United States or any other jurisdiction in which the Company or its corporate controlled affiliates is engaged or has reasonably firm plans to engage in business, whether as a principal, investor, employee, consultant, independent contractor, officer, director, board member, manager, partner, agent, or otherwise, alone or in association with any other person, firm, corporation, or business organization, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain) a person or entity that engages in any business in which the Company or any of its corporate controlled affiliates is engaged as of the Date of Termination (as defined below) (a “Competing Business”), where Executive’s position or service for such Competing Business relates to Executive’s positions with or the types of services performed by the Executive for the Company or any of its corporate controlled affiliates, or is otherwise competitive with the Company’s or any of its corporate controlled affiliates’ products or services; provided, however, that the foregoing will not prohibit the Executive from serving on a board of directors (or comparable bodies) of other entities where the Company has given prior permission; provided, further, that the foregoing will not prohibit the Executive from serving as a consultant (in her individual capacity and not as an employee, partner, or other service provider to an entity providing services) where Executive is not providing consulting services to (1) a business or entity in direct or indirect competition with the products and services of the Company as of the Date of Termination (as defined below), or (2) a business or entity that is on the Date of Termination, or was in the 12-month period prior to the Date of Termination (as defined below), a customer, client, partner or prospect with whom there has meaningful engagement of the Company; and provided, further, that the foregoing covenants and agreements in this Section 9(a) will not be in effect at any time when the Company is in material breach of its obligations under Section 11(d) below. Notwithstanding the foregoing, the ownership by the Executive of less than one percent (1%) of the outstanding stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 9(a).

Execution Version

b.                  Injunctive Relief. The Company shall be entitled to injunctive relief to protect its rights under this Section 9 without the necessity of posting a bond. In the event the restrictions against engaging in a competitive activity contained in Section 9(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 9(a) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by the court in the action.

c.                   Non-Solicitation. The Executive covenants and agrees that the Executive will not, during the Executive’s employment and for a period of twenty-four (24) months thereafter solicit, induce, entice, or encourage or attempt to solicit, induce, entice, or encourage any employee of the Company or any of its corporate controlled affiliates to render services for any other person, firm, entity, or corporation or to terminate his employment with the Company or any of its corporate controlled affiliates.

10.              Termination of Employment.

a.                   Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

b.                  By the Company. The Company may terminate the Executive’s employment hereunder under the following circumstances:

Execution Version

i.                        The Company may terminate the Executive’s employment hereunder for “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three (3) consecutive months.

ii.                        The Company may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean (A) refusal by the Executive to follow a lawful written order of the Chair of the Board or the Board, (B) the Executive’s dereliction of duty or engagement in misconduct materially injurious to the Company or any of its corporate controlled affiliates or their respective reputations, (C) dishonesty of a material nature that relates to the performance of the Executive’s duties under this Agreement, (D) the Executive’s conviction for any crime involving moral turpitude or any felony, or (E) the Executive’s continued failure to perform her duties reasonably assigned to her under this Agreement (except due to the Executive’s incapacity as a result of physical or mental illness) for a period of at least thirty (30) consecutive days after written notice is delivered to the Executive specifically identifying the manner in which the Executive has failed to perform her duties.

iii.                        The Company, in the sole discretion of the Board, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.

c.       By the Executive. The Executive may terminate the Executive’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

i.                        a material reduction in Executive’s title, duties, authority or responsibilities as are consistent with Executive’s position with the Company as contemplated by Section 3 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

ii.                        any reduction in Executive’s Base Salary or target Annual Bonus opportunity;

Execution Version

iii.                        after Executive’s initial relocation, a requirement that her primary workplace be located more than 50 miles from the Company’s current headquarters;

iv.                        any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the Executive, provided, that in no event will a failure to pay an earned Annual Bonus by March 15 of the year following the performance year be considered a material failure by the Company to comply with this Agreement, and provided, further, that in no event will a failure to establish performance or stretch goals in connection with an Annual Bonus by a specified date be considered a material failure by the Company to comply with this Agreement;

v.                        after a Change of Control (as defined in Section 13), the Executive does not continue as the Chief Executive Officer, or any other office she holds with the Company at the time of the Change of Control, of the most senior resulting entity succeeding to the business of the Company;

vi.                        any material failure by the Company to comply with and satisfy Section 16(c) of this Agreement; or

vii.                        Executive’s election to terminate employment after the end of the term or any Renewal Term if the Company has delivered to the Executive written notice of intent not to renew (a “Nonrenewal Termination”).

In order to constitute Good Reason, the Executive must provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence. None of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless the Company fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of notice from the Executive. In order to terminate her employment, if at all, for Good Reason, Executive must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.

d.                  Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than pursuant to Section 10(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

Execution Version

e.                   Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 10(b)(i) hereof, thirty (30) days after Notice of Termination, provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this thirty (30)-day period; (iii) if the Executive’s employment is terminated pursuant to Section 10(b)(ii) or 10(b)(iii) hereof, the date specified in the Notice of Termination; (iv) if the Executive terminates the Executive’s employment for Good Reason pursuant to Section 10(c) hereof, the date specified in the Notice of Termination, provided, however, that such date must occur after the cure period provided in Section 10(c); and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination. Notwithstanding the foregoing, the Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

11.              Compensation Upon Termination.

a.                   If the Executive’s employment is terminated by the Executive’s death, the Company shall pay, or cause to be paid, to the Executive’s estate, or as may be directed by the legal representatives of the estate, (i) the Executive’s full Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan, and any accrued vacation pay, in each case, to the extent not theretofore paid, and (iii) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 5(b) “Annual Bonus,” Section 5(c) “Signing Bonus,” Section 5(e) “Other Benefits,” and Section 7 “Relocation Expenses” hereof (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Base Amounts”), at the time these payments are due and the Company shall have no further obligations to the Executive under this Agreement.

b.                  If the Company terminates the Executive’s employment for Disability as provided in Section 10(b)(i) hereof, the Company shall pay, or cause to be paid, to the Executive the following amounts and the Company shall have no further obligations to the Executive, provided, that in the case of payments to be made pursuant to section (ii) and (iii) below, on or before the sixtieth day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

Execution Version

i.                        an amount equal to the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Annual Bonus (to the extent Company and Executive performance were satisfying the performance targets, adjusted for the short period through the Date of Termination, for an Annual Bonus) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan, and any accrued vacation pay, in each case, to the extent not theretofore paid, (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”) in a lump sum in cash within thirty (30) days of the Date of Termination; and

ii.                        an amount equal to two (2) times the Executive’s Base Salary paid in substantially equal proportionate installments in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months, commencing within sixty (60) days following Executive’s Date of Termination, provided, that if Executive’s Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will commence in the year after the Date of Termination, and in all cases, the first payment shall include all payments Executive would have received if payments had been continuous after the Date of Termination; provided, that payments made to the Executive under this section and section (iii) below shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any payment, provided, further, that any such reduction shall be done in a manner that complies with Section 409A of the Code (the “Salary Continuation Payments”); and

iii.                        an amount equal to two (2) times the Annual Bonus (to the extent Company and Executive performance were satisfying the performance targets, adjusted for the short period, after the Date of Termination to the end of the calendar year for an Annual Bonus and as to the remainder of the twenty-four (24)-month period following the Date of Termination, only if net income has increased from the same period in the prior year, which amounts will be paid (A) as to the portion of the Annual Bonus attributable to the short period after the Date of Termination to the end of the calendar year in which the Date of Termination occurs, within sixty (60) days of the end of such calendar year, and (B) as to the portion of the Annual Bonus attributable to the remainder of the twenty-four (24)-month period following the Date of Termination, within sixty (60) days of the end of such twenty-four (24)-month period (the “Bonus Continuation Payments”).

Execution Version

c.                   If the Company terminates the Executive’s employment for Cause as provided in Section 10(b)(ii) hereof or if the Executive terminates the Executive’s employment other than for Good Reason, the Company shall pay the Executive the Base Amounts, and the Company shall have no further obligations to the Executive under this Agreement.

d.                  Except where payments are required to be made under Section 11(e), if the Company terminates the Executive’s employment other than for Cause or Disability or death or the Executive terminates the Executive’s employment for Good Reason as provided in Section 10(c) hereof, the Company shall pay, or cause to be paid to, the Executive the following amounts and the shall have no further obligations to the Executive, provided, that, in the case of (ii) through (v), on or before the sixtieth day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.                        the Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination;

ii.                        the Salary Continuation Payments;

iii.                        the Bonus Continuation Payments;

iv.                        for twenty-four (24) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall cause benefits to continue to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that the Company may elect, with respect to some or all of such benefits, that in lieu of the continuation of such benefits, the Company may pay, or cause to be paid to, the Executive twenty-four (24) monthly payments, less applicable withholdings for federal, state, and local taxes, equal to the monthly premium (at the rate and level of coverage applicable at the time of the Executive’s termination) under the Company’s welfare benefit plans, practices, policies and programs for the benefits for which this election is made; and provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility; and

Execution Version

v.                        to the extent not theretofore paid or provided, for twenty-four (24) months after the Date of Termination, the Company shall timely pay or provide, or cause to be paid or provided, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (these other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, if Executive terminates the Executive’s employment as a result of a notice of Nonrenewal Termination by the Company that is delivered to Executive prior to the beginning of a CIC Termination Period, the Salary Continuation Payments shall be for eighteen (18) months, the Bonus Continuation Payments shall be equal to 1.5 times the Annual Bonus and measured over the eighteen (18) month period following termination and the continuation of benefits provisions shall apply for eighteen (18) months. If the notice of Nonrenewal Termination by the Company is delivered to Executive after the beginning of a CIC Termination Period, then the full amount of the benefits outlined in Section 11(d) above shall be applicable.

e.                   If within sixty (60) days prior to or one year after a Change of Control (as defined in Section 12) (the “CIC Termination Period”), the Company terminates the Executive’s employment other than for Cause or Disability or death or the Executive terminates the Executive’s employment for Good Reason as provided in Section 10(c) hereof, the Company shall pay, or cause to be paid to, the Executive the following amounts and the Company shall have no further obligations to the Executive, provided, that, in the case of (ii) through (v), on or before the sixtieth day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.                        The Accrued Obligations, in a lump sum in cash within thirty (30) days of the effective date of termination of the Executive’s employment (the “Change of Control Date of Termination”);

ii.                        an amount equal to the sum of (A) two (2) times the Executive’s Base Salary and (B) two (2) times the Annual Bonus (to the extent the Company and Executive performance were satisfying the performance targets, adjusted for the short period), in a lump sum in cash within sixty (60) days of the Change of Control Date of Termination, provided, that if Executive’s Change of Control Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will be paid on the first payroll date in the year after the Change of Control Date of Termination;

Execution Version

iii.                        for twenty-four (24) months after the Change of Control Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall cause benefits to continue to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that the Company may elect, with respect to some or all of such benefits, that in lieu of the continuation of such benefits, the Company may pay, or cause to be paid to, the Executive twenty-four (24) monthly payments, less applicable withholdings for federal, state, and local taxes, equal to the monthly premium (at the rate and level of coverage applicable at the time of the Executive’s termination) under the Company’s welfare benefit plans, practices, policies and programs for the benefits for which this election is made; and provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility; and

iv.                        to the extent not theretofore paid or provided, for twenty-four (24) months after the Change of Control Date of Termination, the Company shall timely pay or provide to the Executive Other Benefits.

v.                        In the event that it is determined that any payment, benefit, or distribution described in this Section 11(e) or in Section 12 made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Section 11(e), Section 12 or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the payments due under this Agreement shall be reduced so that the Total Payments will not result in the imposition of such Excise Tax. The payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of Section 280G of the Code, and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such “parachute payment.” For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) and as subject to the Excise Tax, unless and to the extent, in the written opinion of the Company’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Total Payments) shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). Notwithstanding the foregoing, if (Y) the Total Payments exceed three (3) times the Executive’s “base amount” as defined within Section 280G and (Z) the Executive would receive at least $50,000 more on a net after-tax basis if the Total Payments were not reduced pursuant to this section (after payment of the Excise Tax), then the Company will not reduce the Total Payments and Executive shall be responsible for the Excise Tax related thereto. For purposes of determining the net after-tax benefit, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Date of Termination occurs and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the Date of Termination.

Execution Version

f.                    No Duty to Mitigate. The Executive shall not be required to mitigate amounts payable pursuant to Section 11 hereof by seeking other employment.

g.                  No Additional Payments. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that in the event of the termination of her employment, even if in breach of this Agreement, she will be entitled only to those payments specified herein for the circumstances of her termination, and not to any other payments by way of damages or claims of any nature, whether under this Agreement or under any other agreements between the Executive and the Company.

12.       Acceleration of Equity Awards. In addition to the terms of Section 5(d), all equity awards granted to the Executive under any equity incentive plan maintained for Company employees that are outstanding immediately prior to the following events shall be vested and fully exercisable as follows: (a) upon termination of the Executive’s employment by the Executive’s death as provided in Section 10(a) hereof, (b) upon termination of the Executive’s employment by the Company for Disability as provided in Section 10(b)(i) hereof, (c) upon termination of the Executive’s employment by the Company as provided in Section 10(b)(iii) in the CIC Termination Period, and (d) upon termination of the Executive’s employment for Good Reason, to the extent as provided in Section 10(c) in the twelve (12)-month period following a Change of Control; provided, that for purposes of clauses (a) and (b) any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level, and for purposes of clause (c) any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in full at the “target” level. For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one (1) or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company, provided, that if an event is a “Change of Control” as defined in this Agreement but is not a “change in control event” as defined in Section 409A of the Code, any payments which are the same as the payments the Executive would have received under Section 11(d) if there had not been a “Change of Control” will be paid at the same time and in the manner specified in Section 11(d).

Execution Version

13.              Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

a.                   If to the Company:

American Public Education, Inc.

111 West Congress Street

Charles Town, WV 25414

Telecopy: (304) 724-3801

Attention: Corporate Secretary

b.                  If to the Executive, to the Executive’s address set forth on the signature page to this Agreement, or to the home address of the executive in the official records of the Company; or, in the case of the Company, to such other address as the Company may designate in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

14.              Severability. The invalidity or unenforceability of any one (1) or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15.              Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 hereof shall survive the termination of employment of the Executive and the expiration of this Agreement.  It is the express intention and agreement of the parties hereto that the provisions of Section 11(d) shall survive the expiration of this Agreement for a period of twenty-four (24) months.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

16.              Successors and Assigns.

a.                   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b.                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

c.                   The Company will require any successor or any party that acquires control of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) or all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Execution Version

17.               Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

18.              Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

19.              Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

20.              Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

21.              Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including, without limitation, the Non-Disclosure Agreement dated July __, 2019 by and between the Company and the Executive.

22.              Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

Execution Version

23.              Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (a) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code, (b) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (c) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (d) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 24, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six (6) months after the Executive’s termination date, (y) the Executive’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit. The amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Execution Version

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Richard W. Sunderland, Jr.
	Name:	Richard W. Sunderland, Jr.
	Title:	Chief Financial Officer

THE EXECUTIVE:

/s/ Angela Selden
Angela Selden

Execution Version

APPENDIX A

FORM OF RELEASE

THIS RELEASE (“Release”) is entered into this [_____] day of [_____], 20[__], by and among American Public Education, Inc., a Delaware corporation (the “Company”) and Angela Selden (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of [________], 2019 (the “Employment Agreement”), which provides that certain severance payments and other benefits be made and provided by the Company to the Executive following termination of the Executive’s employment under certain circumstances; and

WHEREAS, as a condition of receiving such severance payments and in accordance with the terms of the Employment Agreement, the Executive has agreed to enter into this Release;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.                  Separation and Payment. The Executive performed her duties in accordance with the Employment Agreement through [_______].  The Executive’s Date of Termination (as such term is defined in Section 11(e) of the Employment Agreement) is [_______].  The Executive shall be entitled to the compensation and benefits set forth in Section 12 of the Employment Agreement, subject to compliance with the terms of the Employment Agreement and this Release.  Other than the payments referred to in Section 12 of the Employment Agreement, the Executive has been paid all compensation due and owing to her under the Employment Agreement, and under any employment or other contract the Executive has or may have had with the Company (including but not limited to the Employment Agreement) or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits.

Execution Version

2.                  Release. On behalf of herself and her agents, heirs, executors, administrators, successors and assigns, the Executive hereby releases and forever discharges the Company, and any and all of the affiliates (excluding members), officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of her execution of this Release, which she has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to her employment or the termination of her employment and any and all claims relating to any employment contract (including but not limited to her Employment Agreement), any employment statute or regulation, or any employment discrimination law, including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 and the Equal Pay Act of 1963, all as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act and the Fair Labor Standards Act, all as amended. The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph. The Executive represents and warrants that she has not previously filed or joined in any such claims against the Company or any of its affiliates, and that she has not given or sold any portion of any claims released herein to anyone else, and that she will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE (EXCEPT AS PROVIDED HEREIN) AND THAT BY SIGNING THIS RELEASE, THE EXECUTIVE IS SIGNING AND AGREEING TO THIS RELEASE. Notwithstanding any term or provision of this Release or the Employment Agreement to the contrary, and specifically notwithstanding the foregoing releases, this Release does not relate to, and the Executive does not release, any rights the Executive may have with respect to any of the following: (a) any claim of the Executive for the payments and benefits due to her under the Employment Agreement and this Release; (b) any contribution, indemnity, or other claim the Executive may have under the Charter or Bylaws of the Company (or any successor or similar provision), under any applicable policy of insurance, or under applicable law as a result of any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Executive is or was a director, officer, executive or agent of the Company or serves or served any other enterprise at the request of the Company; (c) any claim relating solely to the validity of this Release under the ADEA, as amended; (d) any non-waivable right to file a change with the U.S. Equal Employment Opportunity Commission; or (e) any rights that may not be waived as a matter of law.

Execution Version

3.                  No Admission. The Parties agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by either of them.

4.                  No Obligation to Hire. The Executive agrees that neither the Company nor any of its subsidiaries or affiliates have any obligation to hire, reemploy or reinstate the Executive in the future.  The Executive agrees that she will not apply for employment with the Company or any of its respective subsidiaries or affiliates.

5.                  Cooperation and Non-Disparagement. The Executive agrees to cooperate with the Company to the extent reasonably requested by the Company for the purpose of transitioning her duties and responsibilities.  Such cooperation shall include, but is not limited to, at the Company’s request during the six (6) months following her Date of Termination, the Executive making herself available by telephone at reasonable times to answer questions regarding any matter or project in which she was involved while employed by the Company.  The Executive further agrees that, other than as may be required by law or as part of a governmental investigation or proceeding, she shall make no statements disparaging the Company or any of its subsidiaries, affiliates, officers, directors, employees, or any of their business practices.

6.                  Modification; Severability. The Parties agree that if a court of competent jurisdiction finds that any term of this Release is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Release shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from this Release for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

7.                  Certain Representations. The Parties represent and acknowledge that in executing this Release such Party does not rely and has not relied upon any representation or statement made by the other Party or the other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release or otherwise.

8.                  Entire Agreement. This Release, together with the Employment Agreement contains the entire agreement between the Parties relating to the subject matter of this Release, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.

Execution Version

9.                  Assignment. This Release and the rights and obligations of the Parties hereunder may not be assigned by either Party without the prior written consent of the other Party.

10.              Binding Agreement. This Release shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

11.              Waiver. Neither the waiver by either Party of a breach of or default under any of the provisions of this Release, nor the failure of such Party, on one (1) or more occasions, to enforce any of the provisions of this Release or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

12.              Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Release.

13.              Governing Law. This Release, for all purposes, shall be construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles. Subject to paragraph 14 below, any action or proceeding by either of the Parties to enforce this Release shall be brought only in a state or federal court located in the State of West Virginia, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.              Arbitration.  Any controversy, dispute or claim arising out of or relating to this Release, including the obligations to make payments pursuant to the Employment Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) shall be settled exclusively by arbitration, in the District of Columbia in accordance with the rules of the American Arbitration Association then in force (the “Rules”).  Such arbitration shall be effected by arbitrator(s) appointed by the American Arbitration Association (“AAA”) in accordance with the Rules.  The Parties hereto agree to abide by all awards and decisions rendered in an arbitration proceeding in accordance with the foregoing, and all such awards and decisions may be filed by the prevailing Party with any court having jurisdiction over the person or property of the other Party as a basis for judgment and the issuance of execution thereon.  The fees of the arbitrator(s) and related expenses of arbitration shall be apportioned among the Parties as determined by the arbitrator(s).  Unless otherwise agreed by the Parties to the arbitration, all hearings shall be held, and all submissions shall be made by the Parties, within thirty (30) days of the date of completion of Discovery, in which the parties shall engage in good faith and pursuant to the Discovery provision of the AAA Employment Arbitration Rules, and the decisions of the arbitrator(s) shall be made within thirty (30) days of the later of the date of the closing of the hearings or the date of the final submissions by the Parties.  The Parties consent to the jurisdiction of the Courts of the District of Columbia and of the United States District Court for the District of Columbia, for all purposes in connection with the arbitration.  The Parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided that a reasonable time for appearance is allowed.

Execution Version

15.              Acknowledgment. With respect to the Release in paragraph 2 above, Executive agrees and understands that she is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended. The Executive acknowledges that she has read and understands this Release and executes it voluntarily and without coercion. The Executive further acknowledges that she has had full opportunity to consult with an attorney prior to executing this Release, and that she has been advised in writing herein to do so. In addition, the Executive has been given twenty-one (21) days, to consider, execute, and deliver this Release to the Chairman of the Board of Directors of the Company at the Company’s principal business address, unless the Executive voluntarily chooses to execute this Release before the end of the twenty-one (21)-day period. The Executive understands that she has seven (7) days following her execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7)-day period. For such revocation to be effective, notice must be delivered to the Company at the Company’s principal business address, addressed to the attention of the Chairman of the Board of Directors, no later than the end of the seventh calendar day after the date by which the Executive signed this Release. The Executive expressly agrees that, in the event she revokes this Release, this Release shall be null and void and have no legal or binding effect whatsoever. The Parties recognize that she may elect to sign this Release prior to the expiration of the twenty-one (21)-day consideration period specified herein, and the Executive agrees that if she elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

[Signature page follows]

Execution Version

IN WITNESS WHEREOF, the undersigned have duly executed this Release, or have caused this Release to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC EDUCATION, INC.

By:
Name:
Title:

THE EXECUTIVE:

Date:
Angela Selden

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